Exhibit 99.1

NUVERRA ANNOUNCES EXCHANGE OFFER

SCOTTSDALE, Ariz. (March 16, 2016) – Nuverra Environmental Solutions, Inc. (OTCQB: NESC) (“Nuverra” or the “Company”) announced today that it has commenced an offer to exchange new Second-Lien Notes Due 2021 (the “2021 Notes”) issued at par value and shares of common stock of the Company (the “Common Stock”) at a weighted market-average conversion price per share as described in the Offering Memorandum (defined below) for any and all of its existing 9.875% Senior Notes Due 2018 (the “2018 Notes”) (the “Exchange Offer”).

The Exchange Offer represents one transaction described in the Restructuring Support Agreement (the “Restructuring”) entered into on March 11, 2016 by the Company and holders of approximately 81% of the 2018 Notes. An entity controlled by Mark D. Johnsrud, Chairman of the Board and Chief Executive Officer, is the owner of $31.4 million in aggregate principal amount of the 2018 Notes and has agreed to convert such 2018 Notes to Common Stock at a weighted market-average conversion price per share as described in the Offering Memorandum, subject to shareholder approval of an increase in the number of shares of common stock authorized to be issued by the Company.

The 2021 Notes will contain the following material terms:

•	The maturity date of the 2021 Notes will be April 15, 2021.

•	The 2021 Notes will be secured by junior liens on substantially the same collateral as the Company’s existing revolving credit facility and first-lien term loan. The 2021 Notes will rank equal in right of payment to all senior indebtedness and senior to all subordinated indebtedness of the Company.

•	Interest will be paid in kind semi-annually by increasing the principal amount payable and due at maturity and/or in cash as follows: interest payable on October 15, 2016 will be paid in kind at an annual rate of 12.5%; interest payable after October 15, 2016 and through April 15, 2018 will be paid at a rate of 10% with 50% in kind and 50% in cash; interest payable after April 15, 2018 will be paid in cash at a rate of 10% until maturity.

•	The Company will pay interest on the 2018 Notes due April 15, 2016 in cash, to the extent such 2018 Notes are outstanding. In addition, the Company will pay accrued interest in cash through the closing of the Exchange Offer.

Certain holders of the 2018 Notes who validly tender in the Exchange Offer no later than 11:59 p.m. New York City time on March 29, 2016 shall receive, as an early exchange fee, their pro rata share of warrants (the “Exchange Warrants”) sufficient to purchase up to 10% of the Company’s then-outstanding common stock at an exercise price of $0.01 per share.

The Company is conducting the Exchange Offer and related transactions in response to the current low commodity price environment for crude oil and natural gas, which has significantly impacted the Company’s revenues and liquidity as customer activities have dramatically slowed. While the Company is not currently in default under its existing debt instruments, its ability to service its debt and fund its operations is at significant risk as a result of the sustained continuation of the current commodity price environment. If the Company is unable to complete the Restructuring, including the Exchange Offer, and address its near-term liquidity needs, it may need to restructure under the U.S. Bankruptcy Code.

The Exchange Offer is scheduled to expire at 11:59 p.m., New York City time, on April 12, 2016, unless extended. Ipreo LLC (“Ipreo”) is acting as the Exchange and Information Agent for the Exchange Offer.

The complete terms and conditions of the Exchange Offer are set forth in the offer to exchange and consent solicitation memorandum (the “Offering Memorandum”) and related consent and letter of transmittal that are being sent to holders of the existing 2018 Notes. Copies of the offer to exchange and consent and letter of transmittal may be obtained from the Exchange and Information Agent as follows:

•	Ipreo, 888-593-9546 (toll-free), or by email to the attention of Aaron Dougherty, exchangeoffer@ipreo.com.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING 2018 NOTES, NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFER OR THE CONSENT SOLICITATION MEMORANDUM. THE COMPANY IS MAKING THE EXCHANGE OFFER ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND CONSENT SOLICITATION MEMORANDUM AND THE RELATED CONSENT AND LETTER OF TRANSMITTAL. THE EXCHANGE OFFER IS NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NEITHER THE COMPANY NOR THE EXCHANGE AND INFORMATION AGENT FOR THE EXCHANGE OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

This press release contains “forward-looking” statements, including, without limitation, those that involve risks and uncertainties, including statements regarding the expected terms of the Exchange Offer and other transactions contemplated by the Restructuring Support Agreement. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions. There can be no assurance that all or any portion of the aforementioned transactions will be consummated on the terms summarized herein or at all. The forward-looking statements contained, or incorporated by reference, herein are also subject generally to other risks and uncertainties that are described in detail in the Company’s Annual Report on Form 10-K for the year ended

December 31, 2015 and other subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of this press release. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements whether as a result of new information, future events, changes in expectations or otherwise.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (SEC) at http://www.sec.gov.

Source: Nuverra Environmental Solutions, Inc.

Liz Merritt, VP-Investor Relations & Communications

480-878-7452

ir@nuverra.com